Exhibit 21.1

TRIPATH IMAGING, INC.

LIST OF SUBSIDIARIES

State or Jurisdiction of Incorporation
Name of Subsidiary	or Organization

TriPath Oncology, Inc.	Delaware
AutoCyte NC, LLC	North Carolina
AutoCyte Australia Pty Ltd	Australia
Cell Analysis Systems, Inc.	Illinois
TriPath Imaging Europe bvba	Belgium